May 2025

Pricing Supplement No. 8,212

Registration Statement Nos. 333-275587; 333-275587-01

Dated May 16, 2025

Filed pursuant to 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Notes—Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the S&P 500® Index

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and are subject to potential automatic call prior to the maturity date upon the terms described below. The notes have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.

￭Automatic Call. The notes will be automatically called if the closing level of the underlying index on the call date is greater than or equal to the starting level for a call payment equal to the face amount plus the call premium of 11.50% of the face amount. No further payments will be made on the notes once they have been called.

￭Maturity Payment Amount. If the notes are not automatically called prior to maturity, you will receive at maturity a cash payment per note as follows:

￭If the level of the underlying index has increased, investors will receive a payment amount equal to the face amount plus a positive return equal to 100% of the percentage increase in the level of the underlying index from the starting level.

￭If the level of the underlying index has decreased, investors will receive the principal amount but will not receive any positive return on their investment.

￭Repayment of principal at maturity, subject to our creditworthiness

￭These long-dated notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for potential upside exposure and the possibility of receiving a call payment greater than the face amount if the closing level of the underlying index is greater than the starting level on the calculation day.

￭The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭If the notes are automatically called prior to maturity, investors will not participate in any appreciation of the underlying index.

￭All payments, including the repayment of principal at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying index.

The current estimated value of the notes is $958.20 per note. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Notes” on page 4.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the notes are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per note	$1,000	$33.25	$966.75
Total	$2,436,000	$80,997	$2,355,003

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $33.25 for each note it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $22.50 per note, and WFA may receive a distribution expense fee of $0.75 for each note sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain notes sold in this offering, we may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated November 16, 2023
Index Supplement dated November 16, 2023
Prospectus dated April 12, 2024

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Notes—Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	May 21, 2030, subject to postponement if the calculation day is postponed*
Market measure:	S&P 500® Index (the “underlying index”)
Underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Automatic call:

If, on the call date, the closing level of the underlying index is greater than or equal to the starting level, the notes will be automatically called for the call payment on the call settlement date.

The notes will not be automatically called on the call settlement date if the closing level of the underlying index is less than the starting level on the call date. If the notes are automatically called, the positive return on the notes will be limited to the call premium, even if the closing level of the underlying index on the call date significantly exceeds the starting level. If the notes are automatically called, you will not participate in any appreciation of the underlying index.

Call payment:

The call payment will be an amount in cash per face amount of $1,115.00, which corresponds to a call premium of 11.50% of the face amount.

No further payments will be made on the notes once they have been called.

Call date:	May 21, 2027*
Call settlement date:	Three business days after the call date.*
Maturity payment amount:

If the notes are not automatically called prior to maturity, you will be entitled to receive on the maturity date a cash payment per note as follows:

●If the ending level is greater than the starting level:

$1,000 + ($1,000 × index return × participation rate)

●If the ending level is less than or equal to the starting level:

$1,000

Participation rate:	100%
Index return:	The “index return” is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Starting level:	5,958.38, which is the closing level of the underlying index on the pricing date
Ending level:	The closing level of the underlying index on the calculation day
Calculation day:	May 16, 2030**
Principal amount:	$1,000 per note. References in this document to a “note” are to a note with a principal amount of $1,000.
Pricing date:	May 16, 2025
Original issue date:	May 21, 2025 (3 business days after the pricing date)
CUSIP / ISIN:	61778KHA8 / US61778KHA88
Listing:	The notes will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

May 2025 Page 2

Morgan Stanley Finance LLC

Market Linked Notes—Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

* Subject to postponement pursuant to “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

** Subject to postponement pursuant to “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement.

May 2025 Page 3

Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Estimated Value of the Notes

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000 per note. We estimate that the value of each note on the pricing date is $958.20.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the call payment amount, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

May 2025 Page 4

Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Investor Considerations

The Notes Linked to the S&P 500® Index due May 21, 2030 (the “notes”) may be appropriate for investors who:

￭Believe that the closing level of the underlying index will be greater than or equal to the starting level on the call date;

￭Seek the potential for a fixed return if the underlying index has appreciated at all as of the call date in lieu of full participation in any potential appreciation of the underlying index;

￭If the notes are not automatically called prior to maturity, seek exposure to any upside performance of the underlying index if the ending level of the underlying index is greater than the starting level;

￭Understand that if the closing level of the underlying index is less than the starting level on the call date and the ending level of the underlying index is less than or equal to the starting level on the calculation day, they will not receive any positive return on their investment in the notes;

￭Understand that the term of the notes may be limited by the automatic call feature of the notes;

￭Understand and are willing to accept the full downside risks of the underlying index;

￭Are willing to forgo interest payments on the notes and dividends on the notes included in the underlying index; and

￭Are willing to hold the notes until maturity.

The notes are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the notes to maturity

￭Are unwilling to accept the risk that, if the notes are not automatically called prior to maturity and the ending level of the underlying index on the calculation day is less than the starting level, they will not receive any positive return on their investment in the notes;

￭Seek current income from their investments

￭Seek exposure to the underlying index but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the notes

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the notes. For more information about the underlying index, please see the section titled “S&P 500® Index” below.

May 2025 Page 5

Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Determining Timing and Amount of Payment on the Notes

The timing and amount of payment you will receive will be determined as follows:

Is the ending level greater than or equal to the starting level on the call date?
Yes
The notes are automatically called, and you will receive the call payment on the call settlement date.
No
Is the ending level greater than the starting level?
Yes
On the maturity date, you will receive per note:
$1,000 + ($1,000 × index return × particpation rate)
No
You will receive $1,000.

May 2025 Page 6

Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Hypothetical Payout Profile

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the notes based on the following terms:

Principal amount:	$1,000 per note
Participation rate:	100%

Notes Payoff Diagram

Call date
Hypothetical Maturity Payment Amount
Underlying Index
Note Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Call Date (Call Premium: 11.50%)
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
Hypothetical Percentage Change in the Closing Level of the Underlying Index on the Call Date or the Calculation Day

May 2025 Page 7

Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Scenario Analysis and Examples of Hypothetical Payments on the Notes

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. Whether the notes are automatically called prior to maturity will be determined by reference to the closing level of the underlying index on the call date, and the maturity payment amount will be determined by reference to the closing level of the underlying index on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying index. The actual starting level will be determined on the pricing date. Some numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the notes, based on the following terms*:

Investment term: 5 years

Call payment: The call payment will be an amount in cash per face amount (corresponding to a return of approximately 11.50% of the face amount, as follows:

￭Call payment: $1,115.00

 No further payments will be made on the notes once they have been called.

Hypothetical starting level: 100.00

Participation rate: 100%

*The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth under “Final Terms” above. For historical data regarding the actual closing levels of the underlying index, see the historical information set forth herein.

Automatic Call:

Example 1 — The notes are automatically called following the call date.

Date	Hypothetical Closing Level	Payment (per Note)
Call date	125 (greater than the starting level)	$1,115.00

In this example, on the call date, the hypothetical closing level is greater than or equal to the hypothetical starting level. Therefore, the notes are automatically called on the call settlement date. Investors will receive a payment of $1,115.00 per note on the call settlement date. No further payments will be made on the notes once they have been called, and investors do not participate in the appreciation in the underlying index.

How to calculate the payment investors will receive at maturity:

In the following examples, the closing level of the underlying index is less than the starting level on the call date, and, consequently, the notes are not automatically called prior to maturity.

	Hypothetical Closing Level	Maturity Payment Amount (per Note)
Example 1	110 (greater than the starting level)	$1,000 + ($1,000 × index return × participation rate) = $1,000 + ($1,000 × 10% × 100%) = $1,100
Example 2	30 (less than or equal to the starting level)	$1,000

In example 1, the hypothetical closing level is greater than the hypothetical starting level. Therefore, investors receive at maturity the face amount plus a return reflecting 100% of the appreciation of the underlying index. Investors receive $1,100 per note at maturity.

In example 2, the hypothetical closing level is less than or equal to the hypothetical starting level. Therefore, investors receive the face amount per note at maturity.

If the notes are not automatically called prior to maturity and the ending level is less than the starting level on the calculation day, investors will not receive any positive return on their investment in the notes.

May 2025 Page 8

Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Principal Amount of Notes if the Notes Have Not Been Automatically Called.

Performance of the Underlying Index*		Performance of the Notes(1)
Ending Level	Index Return	Maturity Payment Amount	Return on Notes(2)
250.00	150.00%	$2,500.00	150.00%
200.00	100.00%	$2,000.00	100.00%
190.00	90.00%	$1,900.00	90.00%
180.00	80.00%	$1,800.00	80.00%
170.00	70.00%	$1,700.00	70.00%
160.00	60.00%	$1,600.00	60.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00(3)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

*The underlying index excludes cash dividend payments on stocks included in the underlying index.

(1) Reflects the participation rate of 100%.

(2) The “Return on Notes” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 principal amount of notes to the purchase price of $1,000 per note.

(3) The hypothetical starting level

May 2025 Page 9

Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭You may not receive any positive return on the notes. The notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the underlying index on the calculation day or on the call date. As the notes do not pay any interest, if the notes are not automatically called prior to maturity and if the underlying index does not appreciate, you will not receive any positive return on your investment in the notes. Although the notes provide for the repayment of the principal amount at maturity (subject to our credit risk), regardless of the performance of the underlying index, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you do not receive a positive return on the notes. This is because inflation may cause the real value of the principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive return. The potential loss in real value terms will be greater the longer the term of the notes.

Even if you do receive a positive return on your investment in the notes, there can be no assurance that your total return at maturity on the notes will compensate you for the effects of inflation, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security from us or another issuer with a similar credit rating with the same stated maturity date. You should carefully consider whether an investment that may not provide for any positive return, or may provide a return that is lower than the return on conventional debt securities, is appropriate for you.

￭If the notes are automatically called prior to maturity, the appreciation potential of the notes is limited by the fixed call payment specified for the call date. If the closing level of the underlying index is greater than or equal to the starting level on the call date, the notes will be automatically called. In this scenario, the appreciation potential of the notes is limited to the fixed call payment specified on the call date, and no further payments will be made on the notes once they have been called. In addition, if the notes are automatically called prior to maturity, you will not participate in any appreciation of the underlying index, which could be significant. Moreover, the fixed call payment may be less than the maturity payment amount you would receive for the same level of appreciation of the underlying index had the notes not been automatically called and instead remained outstanding until maturity.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the notes in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the underlying index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the ending level of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

May 2025 Page 10

Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

￭The amount payable on the notes is not linked to the value of the underlying index at any time other than the call date and the calculation day. The ending level will be based on the closing level of the underlying index on the call date or the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index increases prior to the call date or calculation day but then decreases by the call date or calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the level of the underlying index prior to such decrease. Although the actual level of the underlying index on the maturity date or at other times during the term of the notes may be higher than the ending level, the maturity payment amount will be based solely on the closing level of the underlying index on the call date or the calculation day.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the principal amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the principal amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the principal amount and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. and WFS may, but are not obligated to, make a market in the notes and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the notes, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the starting level and the ending level, whether the securities will be called on the call settlement date and will calculate the amount of cash you receive at maturity if the notes are not automatically called prior to maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely

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Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Notes—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level, and, therefore, could increase the level at or above which the underlying index must close on the call date so that the notes are automatically called for the call payment and the level at or above which the underlying index must close on the calculation day so that investors receive a maturity payment amount that exceeds the principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the calculation day, could adversely affect the level of the underlying index on the call date, and, accordingly, whether the notes are called prior to maturity and the amount of cash an investor will receive at maturity.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the notes will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlying index to which the notes are linked.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the notes. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index on any calculation day, the determination of whether the notes will be called or the amount payable at maturity, as applicable, will be based on the value of the underlying index, based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance as compared to the starting level.

￭Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the notes. No assurance can be given as to the level of the underlying index at any time, including on the calculation day, because historical levels of the underlying index do not provide an indication of future performance of the underlying index.

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Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the underlying index for each quarter in the period from January 1, 2020 through May 16, 2025. The closing level of the underlying index on May 16, 2025 was 5,958.38. We obtained the information in the graph and table below from Bloomberg Financial Markets without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical levels of the underlying index as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including on the call date or the calculation day.

S&P 500® Index Daily Closing Levels January 1, 2020 to May 16, 2025

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Additional Information About the Notes

Minimum ticketing size

$1,000 / 1 note

Tax considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including early redemption), or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 4.8052% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,268.0937 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2025	$5.2056	$5.2056
July 1, 2025 through December 31, 2025	$24.1511	$29.3567
January 1, 2026 through June 30, 2026	$24.7313	$54.0880
July 1, 2026 through December 31, 2026	$25.3255	$79.4135
January 1, 2027 through June 30, 2027	$25.9340	$105.3475
July 1, 2027 through December 31, 2027	$26.5571	$131.9046
January 1, 2028 through June 30, 2028	$27.1951	$159.0997
July 1, 2028 through December 31, 2028	$27.8485	$186.9482
January 1, 2029 through June 30, 2029	$28.5176	$215.4658
July 1, 2029 through December 31, 2029	$29.2028	$244.6686
January 1, 2030 through the Maturity Date	$23.4251	$268.0937

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

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Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

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Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $33.25 for each note it sells. WFS proposes to offer the notes in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $22.50 per note. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per note of the commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, we may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

See "Plan of Distribution; Conflicts of Interest" in the accompanying product supplement for information about the distribution arrangements for the notes. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Notes Linked To One Or More Indices, Exchange-Traded Funds or Equity Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

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Morgan Stanley Finance LLC

Market Linked Notes— Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due May 21, 2030

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus.

May 2025 Page 17